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                                 [LETTERHEAD]



September 12, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K originally dated June 21, 2000 and as amended on July 14, 2000, and September 12, 2000 of Equalnet Communications Corp. and are in agreement with the statements contained in the first two paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                       /s/ Ernst & Young LLP